Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 24, 2022 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Splunk Inc.'s Annual Report on Form 10-K for the year ended January 31, 2022.

/s/ PricewaterhouseCoopers LLP

San Jose, California

March 24, 2022